Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RhythmOne plc of our report dated November 9, 2017 relating to the consolidated balance sheet of RadiumOne, Inc. and subsidiaries as of December 31, 2016 and the consolidated statements of operations, comprehensive loss, redeemable preferred stock and stockholders’ deficit and cash flows for the year then ended, appearing in RhythmOne plc’s prospectus / offer to exchange filed on February 1, 2018 pursuant to Rule 424(b) under the Securities Act of 1933 relating to the registration statement on Form F-4, as amended (File No. 333-222282).

/s/ Crowe Horwath LLP

San Francisco, California

February 8, 2018